EXHIBIT 10.13

English Translation of Employment Agreement

Employer (Party A):	Winner Industries (Shenzhen) Co., Ltd.
Address:	Winner Industrial Park, Bulong Road, Longhua, Shenzhen
Legal Representative:	Jianquan Li
Telephone:	0755-28138888

Employee (Party B):	Xiuyuan Fang
Gender:	Male

 In accordance with the Labor Law of People's Republic of China (“PRC”) and relevant laws and regulations, both Parties have reached the following agreement pursuant to the principles of equality, free will and mutual negotiation:

1.	Term

1.1	Term of Employment
Both Parties agree that the term of the employment shall be from January 1st, 2008 to January 1st, 2011.

1.2	Term of Probation
There is no probation period.

2.	Work Position

2.1	The work position of Party B will be vice president of Party A.

2.2	The work duty of Party B is to be in charge of the projects management and construction of Party A.

2.3
This Agreement shall be amended in case that Party A intends to adjust the work position of Party B. Both Parties shall reach and sign the relevant written agreement or letter of notifications which shall be attached to this Agreement.

2.4	A supplementary agreement shall be signed in case that Party A intends to second Party B to work in other entities.

3.	Work Time

3.1	The work time shall be standard work time: 7.5 hours per day and 40 hours per week with at least one day break for each week;

3.2	For any overtime working for the purpose of production or operation of Party A, provisions of Article 41 of the Labor Law shall apply.

4.	Salary

4.1
The salary of Party B for his normal work time (no more than 20.92 days each month) shall be calculated in accordance with the relevant provisions of the Administrative Manual for Remunerations of Party A.

4.2	The pay day shall be the 15th day of each month. Party A shall pay the salary in cash at least once a month and shall not withhold and reduce Party B's salary without justifiable reasons.

4.3
The overtime work pay, holiday pay and salary under other special circumstances of Party B shall be carried out in accordance with the Rules on the Salary Payment for Employees in Shenzhen and other relevant PRC laws and regulations.

5.	Labor Protection and Labor Conditions

5.1	Party A shall provide Party B with safe and healthy labor conditions and necessary labor protection equipments as legally required;

5.2	Party A shall arrange free medical examination for Party B once a year;

5.3
Party B is entitled to refuse to obey Party A's orders which are in violation of relevant laws and may be hazardous to health and safety and is entitled to demand Party A to correct its action or report to competent authorities.

6.	Social Insurance and Welfare

6.1
Party A shall purchase social insurance for Party B in accordance with relevant laws. In case of breach of this obligation by Party A, Party B is entitled to report to social insurance administrative authority for proper treatment.

6.2
In case of illness or industrial injury of Party B, Party A shall grant Party B medical treatment break in accordance with PRC laws and shall pay salary for the period of medical treatment break in accordance with the Rules on the Salary Payment for Employees in Shenzhen. If Party A fails to purchase medical insurance for Party B, Party A shall pay for the medical treatment as required by the relevant medical insurance rules.

6.3
In case of occupational disease, industrial injury or decease caused by work of Party B, Party A shall carry out its obligations under the Law of Prevention and Treatment of Occupational Disease, Rules on Insurance for Industrial Injury and other relevant PRC laws and regulations.

6.4
Party A shall grant Party B national holiday, maternity leave, annual leave, family reunion leave, wedding leave and funeral leave etc and pay salary for such period in accordance with relevant PRC law.

7.	Work Discipline

7.1
Party A shall notify Party B with all the rules and regulations which are established by Party A through due procedures and in accordance with national and provincial laws and regulations. Party A is entitled to examine, assess the implementation of such rules and regulations by Party B and grant award or punishment accordingly.

7.2
Party B shall abide by the relevant national, provincial and municipal laws and regulations and the rules and regulations of Party A as mentioned in the above clause. Party B shall abide by the safety operation procedures and complete his work assignment on time.

7.3	Party B shall abide by the relevant national, provincial and municipal rules on family planning.

8.	Amendment

8.1	Any Party who intends to amend this Agreement shall notify the other Party in writing.

8.2	This Agreement may be amended by both Parties through due procedures.

9.	Termination before Expiry

9.1
The termination of this Agreement before expiry by both Parties shall be carried out in accordance with relevant laws and regulations and Party A shall pay the compensation to Party B if it is so required by laws.

9.2	Both Parties shall go through the relevant procedures within 3 days after the termination of this Agreement.

10.	Termination

10.1	This Agreement shall terminate upon expiry of its term or under other circumstances as agreed by both Parties.

10.2
Party A shall notify Party B in writing of its intention to renew or terminate this Agreement before the expiry of this Agreement. Both Parties shall complete the due procedures to renew this Agreement 30 days in advance before the expiry date or complete the due procedures to terminate this Agreement within 3 days after the expiry date of this Agreement.

11.	Breach of Contract

11.1
In case that Party A fails to perform its obligations in accordance with the relevant laws, it shall be deemed as breach of contract by Party A. Party B is entitled to demand compensation in accordance with the Labor Law and terminate this Agreement;

11.2
Party B shall fully perform its duties, complete his work assignment and abide by this Agreement and work disciplines. In case of breach of the above obligations by Party B, Party B shall bear the liabilities accordingly and Party A is entitled to terminate this Agreement.

12.	Dispute Settlement

Any labor dispute between the Parties shall be settled first by friendly consultation, and then be submitted to the Labor Dispute Mediation Commission of Party A for mediation. In case that the dispute cannot be settled by mediation, such dispute shall be submitted to the local Labor Dispute Arbitration Commission for arbitration within 60 days after the occurrence of the dispute. Either party may also submit the dispute for arbitration directly. Any Party may submit the dispute to the People's Court within 15 days if it is not satisfied with the arbitration award.

13.	Other Issues

N/A

14.	For any unaddressed issues or any clause of this Agreement which is in conflict with current PRC laws and regulations, provisions of the current laws and regulations shall apply.

15.	This Agreement shall come into effect once it is signed or stamped by both Parties.

16.	This Agreement has two originals and each Party shall hold one original.

Party A:	Winner Industries (Shenzhen) Co., Ltd.
Legal Representative:	Jianquan Li

Party B:	Xiuyuan Fang

Date:	January 1st, 2008